Exhibit (b)(1)

EXECUTION VERSION

Morgan Stanley Senior Funding, Inc.

1585 Broadway

New York, New York 10036

April 25, 2017

Tyson Foods, Inc.

2200 W. Don Tyson Parkway

Springdale, AR 72762

Attention:	Shawn Munsell Vice President and Treasurer

Project Apple

$1,800,000,000 Senior Unsecured Term Loan Facility

$1,500,000,000 Senior Unsecured Revolving Credit Facility

Commitment Letter

Ladies and Gentlemen:

You (“you” or the “Borrower”) have advised Morgan Stanley Senior Funding, Inc. (“MSSF”, and together with any lender that becomes a party to this Commitment Letter as an additional “Commitment Party”, collectively, the “Commitment Parties”, “we” or “us”) that you intend (i)(a) to commence, through a newly formed wholly-owned subsidiary (“Merger Sub”), a tender offer (as such tender offer may be amended, supplemented or otherwise modified from time to time, the “Tender Offer”) for all of the issued and outstanding shares of common stock of a company previously identified to us by you and codenamed “Apple” (the “Target”, and together with its subsidiaries, the “Acquired Business”) together with any related rights under any shareholder rights agreements (collectively, the “Target Shares”), including any Target Shares that may become outstanding upon the exercise of options or other rights to acquire Target Shares after the commencement of the Tender Offer but before the consummation of the Tender Offer on the Closing Date (as defined below), for a purchase price consisting of cash consideration to be set forth in the Tender Offer (including the initial offer to purchase and all other material documents entered into by you or your subsidiaries in connection with the Tender Offer, such documents, including all exhibits thereto, as they may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, are collectively referred to herein as the “Tender Offer Documents”), and (b) promptly following the consummation of the Tender Offer, to effect a merger pursuant to Section 251(h) of the Delaware General Corporation Law (the “Merger”, and together with the Tender Offer, the “Acquisition”) of Merger Sub with and into the Target, in each case, pursuant to an Agreement and Plan of Merger to be entered into among the Borrower, Merger Sub, and the Target (the “Acquisition Agreement”, and together with the Tender Offer Documents, the “Acquisition Documents”), and (ii) in connection with the foregoing, to redeem, defease, repurchase or repay (as applicable) certain outstanding indebtedness of the Acquired Business (the “Refinancing”). After giving effect to the Acquisition, the Target will be a wholly-owned subsidiary of the Borrower.

You have advised us that the Acquisition, the Refinancing and related fees and expenses shall be paid with the Borrower’s available cash and proceeds of commercial paper issuances, together with (a) $1,800,000,000 of term loans under a new senior unsecured term loan facility (the “Term Loan Facility” and the term loans thereunder, the “Term Loans”); provided, that to the extent the Borrower obtains replacement commitments for all or any portion of the Term Loan Facility from a syndicate of farm credit lenders (a “Farm Credit Facility”) (which Farm Credit Facility may, for the avoidance of doubt, be established as a separate tranche (with a separate administrative agent) under the same credit agreement as the Term Loan Facility), the Term Loan Facility and the commitments thereunder shall be automatically reduced on a dollar-for-dollar basis by the aggregate amount of such Farm Credit Facility, (b) the issuance by the Borrower of a combination of unsecured debt (or other) securities (the “Permanent Financing”) and/or (c) to the extent the Borrower does not borrow the Term Loans or issue or borrow the Permanent Financing on or prior to the Closing Date, loans under a 364-day senior unsecured bridge facility (the “Bridge Facility”) in an aggregate principal amount not to exceed $4,500,000,000. It is understood and agreed that upon the Term Loan Facility Effective Date (as defined below), the commitments with respect to the Bridge Facility shall automatically be reduced on a dollar-for-dollar basis by the amount of the commitments under the Term Loan Facility in accordance with the “Mandatory Prepayments and Commitment Reductions” section and the other terms and provisions of the separate commitment letter between you and us, dated as of the date hereof, in respect of the Bridge Facility.

In addition, you have advised us that you intend to amend and restate that certain Credit Agreement, dated as of September 25, 2014 (as amended through the date hereof, the “Existing Revolving Facility”), among the Borrower, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A. (“JPM”), as administrative agent, which shall result in the Borrower having a $1,500,000,000 unsecured revolving credit facility (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Facilities”).

The Acquisition, the Term Loan Facility, the Refinancing, the issuance or borrowing of the Permanent Financing and the Bridge Facility and the other transactions contemplated by or related to the foregoing are collectively referred to herein as the “Transactions”.

The date on which all conditions set forth in Exhibit A under “IV. Certain Conditions – Conditions to Term Loan Facility Effective Date” are satisfied is referred to herein as the “Term Loan Facility Effective Date”. The date on which all the conditions set forth in Exhibit B under “IV. Certain Conditions – Conditions to Revolving Credit Facility Effective Date” are satisfied is referred to herein as the “Revolving Credit Facility Effective Date”. The date on which all conditions precedent to the consummation of the Tender Offer as set forth in the Acquisition Documents are satisfied and on which the Term Loan Facility shall become available is referred to herein as the “Closing Date”.

1. Commitments and Engagement. MSSF is pleased to commit to provide, severally and not jointly, (a) $150,000,000 of the Term Loan Facility and (b) $125,000,000 of the Revolving Credit Facility, in each case, on the respective terms set forth in this letter and in the Summary of Terms and Conditions attached hereto as Exhibits A and B (including the Annexes attached thereto) (the “Term Sheets”) and subject to the Conditions Precedent to Availability of Loans set forth in Exhibit C (the “Conditions Precedent Exhibit” and, together with the Term Sheets, Exhibit D hereto and this letter, this “Commitment Letter”).

MSSF is also pleased to agree to use commercially reasonable efforts to arrange a syndicate of banks, financial institutions and other lenders acceptable to the Borrower that will participate in the Facilities on the terms set forth in this Commitment Letter (such financial institutions and/or lenders to the Revolving Credit Facility, the “Revolving Lenders” and such financial institutions and/or lenders to the Term Loan Facility, the “Term Lenders” and, together with the Revolving Lenders, the “Lenders”); provided, that in no event shall any Lender be a competitor (or a reasonably identifiable affiliate of such competitor) of the Borrower and its subsidiaries or otherwise be an institution that is identified as an ineligible Lender in writing by the Borrower to MSSF prior to the date hereof (each such person a “Disqualified Institution” and collectively, the “Disqualified Institutions”).

It is understood that (i) MSSF and up to three other Lenders selected by the Borrower in consultation with MSSF (the “Additional Term Arrangers”) shall act as joint lead arrangers and joint bookrunners for the Term Loan Facility (MSSF and the Additional Term Arrangers in such capacities, the “Term Arrangers”), (ii) MSSF and up to six other Lenders selected by the Borrower in consultation with MSSF (the “Additional Revolving Arrangers”) shall act as joint lead arrangers and joint bookrunners for the Revolving Credit Facility (MSSF and the Additional Revolving Arrangers in such capacities, the “Revolving Arrangers”; the Revolving Arrangers and the Term Arrangers, collectively, the “Arrangers” and each, individually, an “Arranger”), (iii) MSSF shall act as

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administrative agent for the Term Loan Facility (in such capacity, the “Term Administrative Agent”) and (iv) JPM or another Lender selected by the Borrower in consultation with MSSF shall act as administrative agent for the Revolving Credit Facility (in such capacity, the “Revolving Administrative Agent”). You agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation will be paid in connection with the Facilities, unless you and we shall agree. It is further agreed that MSSF will have “upper left” placement in all documentation used in connection with the Facilities and shall have all roles and responsibilities customarily associated with such placement.

Except as expressly set forth in the first paragraph of this Section 1, this Commitment Letter shall not constitute or give rise to any obligation on the part of MSSF or any of its respective affiliates to provide or commit to provide the commitments for any Facility nor is this Commitment Letter, except as expressly set forth herein, an expressed or an implied commitment by us or any of our respective affiliates to act in any capacity in any such transactions referred to herein, to provide or arrange any financing or to purchase or place any debt securities or loans; any such commitment or obligation will arise, if at all, only to the extent in a separate commitment letter or agreement with respect thereto and setting forth the terms and conditions thereof.

The conditions precedent to the availability of the Revolving Credit Facility are as set forth in Exhibit B of this Commitment Letter, including obtaining commitments from Lenders in respect of the Revolving Credit Facility which results in the aggregate commitments under the Revolving Credit Facility (including MSSF’s commitment) being not less than $1,500,000,000 or such lesser amount as agreed to by us and you (the “Required Revolving Commitments”). Notwithstanding anything to the contrary contained in this Commitment Letter, the Term Loan Documentation (as defined in the Conditions Precedent Exhibit), the Fee Letter (as defined below) or any other letter agreement or undertaking concerning the financing of the Acquisition, (a) the only conditions to the Term Loan Facility Effective Date shall be those set forth in Exhibit A of this Commitment Letter under “IV. Certain Conditions – Conditions to Term Loan Facility Effective Date”, including obtaining commitments from Lenders in respect of the Term Loan Facility which results in the aggregate commitments under the Term Loan Facility (including MSSF’s commitment) being not less than $1,800,000,000 or such lesser amount as agreed to by us and you (the “Required Term Commitments”), (b) the only conditions to closing and the availability of our commitments in respect of the Term Loan Facility hereunder on the Closing Date shall be those set forth in the Conditions Precedent Exhibit, and upon satisfaction (or waiver) of such conditions, the funding (to the extent requested by the Borrower in accordance with the respective terms thereof) of the Term Loan Facility shall occur (it being understood that there are no conditions (implied or otherwise) to the commitments in respect of the Term Loan Facility hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter and the Term Loan Documentation, other than those that are expressly stated herein to be conditions to the availability of the Term Loan Facility on the Closing Date as set forth in the Conditions Precedent Exhibit) and (c) the only representations relating to the Borrower, the Target and their respective subsidiaries and their respective businesses the accuracy of which shall be a condition to availability of the Term Loan Facility on the Closing Date shall be (i) the Acquisition Agreement Representations (as defined in the Conditions Precedent Exhibit) and (ii) the Specified Representations (as defined in the Conditions Precedent Exhibit).

2. Syndication. The Arrangers intend to commence syndication efforts with respect to the Facilities promptly upon the execution of this Commitment Letter by the parties hereto (but not before the public announcement of the Acquisition by you) and you agree to use your commercially reasonable efforts to actively assist the Arrangers until the earlier of (a) 90 days after the Closing Date and (b) the completion of syndication of the Facilities by the Arrangers in completing a syndication reasonably satisfactory to the Arrangers and you as soon as practicable after your acceptance hereof. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the Arrangers’ syndication efforts benefit from your existing lending and investment banking relationships, (b) direct contact between senior management and advisors of the Borrower, on the one hand, and the proposed Lenders, on the other hand, at reasonable times and intervals and in such manner to be mutually agreed, (c) your assistance in the preparation of a confidential information memorandum and other reasonably available and customary marketing materials with respect to you and your subsidiaries

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(other than materials the disclosure of which would violate a confidentiality agreement or waive attorney-client privilege) to be used in connection with the syndication and (d) the hosting, with the Arrangers, of one or more meetings or conference calls with prospective Lenders, at times and locations to be mutually agreed upon, as deemed reasonably necessary by the Arrangers. Until the earlier of (a) 90 days after the Closing Date and (b) the completion of syndication of the Facilities, you agree that there shall be no competing offering, placement or arrangement of any commercial bank or other syndicated credit facilities by or on behalf of the Borrower or any of its subsidiaries that could reasonably be expected to impair the primary syndication of the Facilities in any material respect, other than (i) the Bridge Facility, (ii) the Farm Credit Facility, (iii) the Permanent Financing, (iv) any borrowings under existing ordinary course foreign credit lines (including any renewal, extension or replacement thereof), (v) indebtedness incurred prior to the Closing Date permitted to be incurred under the Acquisition Agreement, and (vi) any purchase money indebtedness, capital or synthetic lease obligations, industrial revenue bonds and similar obligations, in each case, in the ordinary course of business. In addition, you agree to use commercially reasonable efforts to obtain ratings giving effect to the Transactions at least 10 business days prior to the Closing Date from Moody’s Investor Services, Inc. (“Moody’s”), Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation (“S&P”) and Fitch Ratings (“Fitch”) with respect to the senior unsecured debt of the Borrower. The Arrangers, subject to your rights and the applicable limitations set forth in this Section 2 of the Commitment Letter, will manage all aspects of the syndication in consultation with you, including, without limitation, decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate and the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. In acting in their respective capacities as the Arrangers, each Arranger will have no responsibility other than to arrange the syndication as set forth herein and shall in no event be subject to any fiduciary or other implied duties. To assist the Arrangers in their syndication efforts, you agree to (and in the case of the Acquired Business, consistent with the terms of the Acquisition Agreement or any non-disclosure agreement between you and Target, to use commercially reasonable efforts to) promptly prepare and provide to us all customary and reasonably available financial and other information with respect to the Borrower, and to the extent reasonably practicable and subject to the limitations and compliance with the terms of the Acquisition Agreement or such non-disclosure agreement, if applicable, the Acquired Business and each of their respective subsidiaries (which, notwithstanding the foregoing, shall include if and when required to be delivered by Rule 3-05 of Regulation S-X and the rules and regulations of the Securities Act of 1933, as amended (the “Securities Act”), audited consolidated annual financial statements of the Acquired Business, as well as unaudited interim consolidated financial statements (which shall have been reviewed by the independent accountants for the Acquired Business as provided in Statement on Auditing Standards No. 100) prepared in accordance with U.S. GAAP) and the Transactions, including, without limitation, customary projections concerning the Borrower and its subsidiaries prepared by the Borrower (together with any estimates, forecasts, budgets or other forward looking information concerning the Borrower and its subsidiaries prepared by the Borrower, the “Projections”), as the Arrangers may reasonably request in connection with the arrangement and syndication of the Facilities; provided, that each of the foregoing to the extent relating to the Acquired Business may only be required (x) if and to the extent consistent with, and subject to the limitations and compliance with the terms of, the Acquisition Agreement and/or such non-disclosure agreement or (y) if the foregoing are otherwise available, or may be derived from information available, to you. Notwithstanding anything to the contrary in this Commitment Letter or the Fee Letter, neither the commencement nor the completion of any syndication of either Facility nor any of your obligations to assist with the syndication of or obtain ratings with respect to either Facility shall constitute a condition precedent to the availability of the Facilities on the Closing Date or at any time thereafter.

You agree that the Arrangers may make available any Information (as defined below) and Projections (collectively, the “Company Materials”) to potential Lenders by posting the Company Materials on IntraLinks, the Internet or another similar electronic system. You further agree to assist, at the reasonable request of the Arrangers, in the preparation of a version of a confidential information memorandum and other customary marketing materials and presentations to be used in connection with the syndication of the Facilities to potential Lenders who do not wish to receive material non-public information (within the meaning of the United States federal securities laws) with respect to the Borrower, the Target or their respective subsidiaries, consisting

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exclusively of information or documentation that is either (a) publicly available (or contained in the prospectus or other offering memorandum for any securities to be issued by the Borrower in connection with the Transactions) or (b) not material with respect to the Borrower, the Target or their respective subsidiaries or any of their respective securities for purposes of foreign (if applicable), United States federal and state securities laws (all such information and documentation being “Public Lender Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information.” You further agree, at our reasonable request, to identify any document to be disseminated by the Arrangers to any Lender or potential Lender in connection with the syndication of the Facilities as containing solely Public Lender Information (provided, that the Borrower has been afforded an opportunity to comply with the applicable Securities and Exchange Commission (“SEC”) disclosure obligations). Unless identified by you as containing solely Public Lender Information, each document to be disseminated by the Arrangers will be deemed to be Private Lender Information unless you, after receipt thereof, advise the Arrangers otherwise in writing. You acknowledge and agree that the following documents may be distributed to potential Lenders (other than Disqualified Institutions) who wish to receive only Public Lender Information unless, after receipt thereof, you or your counsel advise the Arrangers in writing (including by email) within a reasonable time prior to their intended distribution to the contrary (provided, that you have been given a reasonable opportunity to review such documents and comply with any applicable SEC disclosure obligations): (i) drafts and final versions of the definitive loan documents relating to the Revolving Credit Facility, including, without limitation, an amended and restated credit agreement and other related definitive documents (collectively, the “Revolving Credit Facility Loan Documentation” and, together with the Term Loan Documentation, the “Loan Documentation”), and the Term Loan Documentation; (ii) administrative materials prepared by the Arrangers for potential Lenders (e.g., a lender meeting invitation, allocations and/or funding and closing memoranda); and (iii) notification of changes in the terms of the Facilities. Notwithstanding the foregoing, it is understood and agreed that the Company Materials and the Private Lender Information are both subject to the confidentiality provisions in this Commitment Letter.

3. Information. You hereby represent (but the accuracy of such representation shall not be a condition to the commitments hereunder or the funding of the Facilities at any time) (with respect to information relating to the Acquired Business, to your knowledge) that (a) all written information (other than the Projections or information of a general economic or industry specific nature) (the “Information”) that has been or will be made available to us or any of our affiliates or any Lender or any potential Lender by you, or any of your representatives is or will be, when taken as a whole, complete and correct in all material respects and does not or will not, when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, after giving effect to all supplements or updates thereto and (b) the Projections that have been or will be made available to us or any of our affiliates or any Lender or potential Lender by you or any of your representatives have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made and furnished (it being understood that such Projections are not to be viewed as facts, are subject to significant uncertainties and contingencies, any of which are beyond your control, that actual results during the period or periods covered by such Projections may differ significantly from the projected results and such differences may be material, and that no assurance can be given that any particular Projection will be realized). You agree to supplement (and, with respect to the Acquired Business, to use commercially reasonable efforts to supplement) the Information and Projections from time to time until the later of (i) the Closing Date and (ii) the date that is the earlier of (x) 90 days after the Closing Date and (y) the completion of syndication of the Facilities, if you become aware that any of the representations in the previous sentence would be incorrect if such Information and/or Projections were being furnished at such time so that the representations and covenants in the immediately preceding sentence remain correct. You acknowledge that we will be entitled to use and rely on the Information and Projections without independent verification thereof.

We reserve the right to employ the services of one or more of our affiliates in providing the services contemplated by this Commitment Letter and to allocate, in whole or in part, to such affiliates certain fees payable to us in such manner as we and our affiliates may agree. You acknowledge that, subject to Section 8

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below, we may share with any of our affiliates participating in the Transactions, and such affiliates may share with us, any information related to the Transactions, you and your subsidiaries or the Acquired Business or any of the matters contemplated hereby in connection with the Transactions.

4. Fees. As consideration for our commitment hereunder and the Arrangers’ agreement to perform the services described herein, you agree to pay the non-refundable fees set forth in the Term Sheets and in the Fee Letter delivered herewith from MSSF to you relating to the Facilities and dated the date hereof (the “Fee Letter”) and in any other fee agreements agreed to by the relevant parties hereto.

5. Indemnity and Expenses; Other Activities. You agree (a) to indemnify and hold harmless each Commitment Party and its affiliates and each officer, director, employee, advisor and agent of each Commitment Party or its affiliates (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Facilities, the use of the proceeds thereof, the Transactions or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto and regardless of whether brought by a third party or by the Borrower or any of its affiliates (any of the foregoing, a “Proceeding”), and to reimburse each indemnified person within 30 days after receipt of a reasonably detailed written invoice therefor (together with documentation supporting such reimbursement request) for any reasonable and documented out-of-pocket expenses incurred in connection with investigating, defending, preparing to defend or participating in any such Proceeding (but limited in the case of legal fees and expenses, to the reasonable fees, disbursements and other charges of (i) a single counsel selected by the Arrangers for all such indemnified persons, taken as a whole, and (ii) solely in the case of a potential or actual conflict of interest, one additional counsel to all affected indemnified persons, taken as a whole (and, if reasonably necessary, one local counsel for each relevant jurisdiction for all such indemnified persons, taken as a whole, as the Arrangers may deem appropriate in their good faith judgment)); provided, that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent (i) they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the bad faith, willful misconduct or gross negligence of such indemnified person (or of such indemnified person’s affiliates, officers, directors, employees, advisors or agents), (ii) they arise as a result of such indemnified person’s (or such indemnified person’s affiliates’, officers’, directors’, employees’, advisors’ or agents’) material breach of its obligations under this Commitment Letter or the Fee Letter or (iii) they relate to disputes solely among indemnified persons that are not arising out of any act or omission by you or any of your affiliates, other than claims against any agent, arranger, bookrunner or other similar role under the Facilities in its capacity as such, and (b) to reimburse each Commitment Party and its affiliates within 30 days (or, if the invoice relates to reimbursements in connection with the Transactions and such invoice was submitted at least 2 business days prior to the Closing Date, within 2 business days) after receipt of a reasonably detailed written invoice (together with documentation supporting such reimbursement request) for all reasonable and documented out-of-pocket expenses (but, limited in the case of legal fees and expenses, to the reasonable fees, disbursements and other charges of (i) a single counsel selected by the Arrangers for all such persons, taken as a whole, and (ii) solely in the case of a potential or actual conflict of interest, one additional counsel to all such affected persons, taken as a whole (and, if reasonably necessary, one local counsel for each relevant jurisdiction for all such persons, taken as a whole, as the Arrangers may deem appropriate in their good faith judgment)) incurred in connection with the Facilities and any related documentation (including, without limitation, this Commitment Letter, the Fee Letter and the Loan Documentation) or the administration, amendment, modification or waiver thereof or the enforcement of any rights or remedies hereunder. Notwithstanding any other provision of this Commitment Letter, no party shall be liable (i) for any damages arising from the use by unintended recipients of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the gross negligence, bad faith or willful misconduct of, or material breach of this Commitment Letter or the Fee Letter by, such indemnified person (or such indemnified person’s affiliates, officers, directors, employees, advisors or agents) or other party, or (ii) for any special, indirect, consequential or punitive damages in connection with the Commitment Letter, the Fee Letter, the Facilities, the

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use of the proceeds thereof, the Transactions or any related transaction; provided, that nothing contained in this sentence shall limit your indemnification obligations to the extent set forth hereinabove to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such indemnified person is entitled to indemnification hereunder.

Notwithstanding anything to the contrary contained herein, you shall not be liable for any settlement of any Proceeding effectuated without your prior written consent (such consent not to be unreasonably withheld or delayed), but, if settled with your written consent, or if there is a final judgment by a court of competent jurisdiction against an indemnified person in any such Proceeding for which you are required to indemnify such indemnified person pursuant to the preceding paragraph, you agree to indemnify and hold harmless each indemnified person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the preceding paragraph. You shall not, without the prior written consent of the affected indemnified person (which consent shall not be unreasonably withheld or delayed), settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Proceeding in respect of which indemnification may be sought hereunder unless such settlement, compromise, consent or termination (i) includes an unconditional release of each indemnified person from all liability arising out of such Proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of such indemnified person. Notwithstanding the foregoing paragraphs, each indemnified person shall be obligated to refund or return any and all amounts paid by you under the paragraph above to such indemnified person for any losses, claims, damages, liabilities or expenses to the extent such indemnified person is not (or is found not to be) entitled to payment of such amounts in accordance with the terms hereof.

You acknowledge that each Commitment Party and its affiliates (the term “Commitment Party” as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other companies in respect of which you may have conflicting interests or a commercial or competitive relationship with and otherwise. In particular, you acknowledge that Morgan Stanley & Co. LLC (“MS&Co.”) is acting as a buy-side financial advisor to you in connection with the Transactions. You agree not to assert or allege any claim based on actual or potential conflict of interest arising or resulting from, on the one hand, the engagement of MS&Co. in such capacity and our obligations hereunder, on the other hand. Each Commitment Party (i) acknowledges the retention of MS&Co. as a buy-side financial advisor to the Borrower and (ii) acknowledges that such retention does not create any fiduciary duties or fiduciary responsibilities to it on the part of MSSF or its affiliates. No Commitment Party will use confidential information obtained from you by virtue of the transactions contemplated hereby or other relationships with you in connection with the performance by the Commitment Parties of services for other companies, and no Commitment Party will furnish any such information to other companies or their advisors. You also acknowledge that no Commitment Party has any obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies. You acknowledge that each Commitment Party is acting pursuant to a contractual relationship on an arm’s length basis, and the parties hereto do not intend that any Commitment Party or its affiliates act or be responsible as a fiduciary to the Borrower, its management, stockholders, creditors or any other person. The Borrower hereby expressly disclaims any fiduciary relationship and agrees that it is responsible for making its own independent judgments with respect to any transactions (including the Transactions) entered into between it and the Commitment Parties. The Borrower also acknowledges that no Commitment Party has advised and none is advising the Borrower as to any legal, accounting, regulatory or tax matters, and that the Borrower is consulting its own advisors concerning such matters to the extent it deems appropriate.

6. Governing Law, etc. This Commitment Letter shall be governed by, and construed in accordance with, the law of the State of New York; provided, that, notwithstanding the preceding sentence and the governing law provisions in this Commitment Letter, the Fee Letter and the Loan Documentation, it is understood and agreed that the interpretation of (i) an “Acquired Business Material Adverse Effect” (as defined in the Conditions Precedent Exhibit) and whether an “Acquired Business Material Adverse Effect” has occurred, (ii) the accuracy of any representation made by the Acquired Business and whether

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as a result of any inaccuracy thereof you (or an affiliate) have the right (without regard to any notice requirement) to terminate your (or its) obligations (or to refuse to consummate the transactions) under the Acquisition Agreement and (iii) whether the transactions have been consummated in accordance with the terms of the Acquisition Agreement, in each case, shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware. The parties hereto hereby waive any right they may have to a trial by jury with respect to any claim, action, suit or proceeding arising out of or contemplated by this Commitment Letter. The parties hereto submit to the exclusive jurisdiction of the federal and New York State courts located in the County of New York in connection with any dispute related to, contemplated by, or arising out of this Commitment Letter and agree that any service of process, summons, notice or document by registered mail addressed to such party shall be effective service of process for any suit, action or proceeding relating to any such dispute; provided, that, with respect to any suit, action or proceeding arising out of or relating to the Acquisition Agreement or the transactions contemplated thereby and which do not involve any claims by or against us or the Lenders or to which we or the Lenders are not otherwise a party, this sentence shall not override any jurisdiction provisions set forth in the Acquisition Agreement. The parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and agree that any final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and may be enforced in other jurisdictions by suit upon the judgment or in any other manner provided by law.

7. PATRIOT Act. We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (October 26, 2001), as amended) (the “PATRIOT Act”), the Commitment Parties and the other Lenders may be required to obtain, verify and record information that identifies you, which information includes your and each such Guarantor’s name and address, and other information that will allow the Commitment Parties and the other Lenders to identify you and each such Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each Commitment Party and the other Lenders.

8. Confidentiality. This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person, except (a) to your subsidiaries and your and their respective officers, directors, employees, stockholders, partners, members, accountants, attorneys, agents and advisors who are involved in the consideration of this matter on a confidential basis, (b) as may be compelled in a legal, judicial or administrative proceeding or as otherwise required by law or requested by a governmental authority (in which case you agree to the extent permitted under applicable law to inform us promptly thereof), (c) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter, or the transactions contemplated thereby or enforcement hereof and thereof, (d) (i) this Commitment Letter (including the Term Sheets), (ii) to the extent redacted in a customary manner, the Fee Letter, and (iii) a generic description of the sources and uses (in a manner that does not disclose the amount of any individual fees paid in connection with the Transactions), in each case, may be disclosed to the Target and its officers, directors, employees, accountants, attorneys, agents and advisors on a confidential basis, (e) with respect to the Commitment Letter only, to rating agencies, (f) you may disclose the existence of the Fee Letter and a generic description of the sources and uses (in a manner that does not disclose the amount of any individual fees paid in connection with the Transactions) in connection with the Transactions as part of any projections or pro forma information in customary marketing materials or (g) after your acceptance of this Commitment Letter and the Fee Letter, you may disclose this Commitment Letter (but not the Fee Letter) and the existence of the Fee Letter and the types of provisions (but not the economic terms and not the amount of any individual fees paid in connection with the Transactions (other than a generic description of the sources and uses)) contained therein in filings with the SEC and other applicable regulatory authorities and stock exchanges, as required by law. The foregoing restrictions shall cease to apply in respect of the Commitment Letter (but not the Fee Letter) one year following the termination of this Commitment Letter in accordance with its terms.

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Each Commitment Party will treat as confidential all confidential information provided to it hereunder or in connection with the Transactions, including, without limitation, the Company Materials and the Information and shall use such confidential information solely for the purpose of providing the services contemplated hereby in connection with the Transactions; provided, that nothing herein shall prevent such person from disclosing any such information (i) to any Lenders or participants or prospective Lenders or participants (other than any Disqualified Institution or other prospective Lender or participant to whom you have affirmatively declined to provide your consent (to the extent such consent is required hereunder) to the assignment of the loans or commitments hereunder) and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Borrower or its obligations under the Facilities, in each case, who have agreed to be bound by the confidentiality obligations of this Commitment Letter or otherwise acknowledge and accept that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and the Arrangers, including, without limitation, as agreed in any confidential information memorandum or other marketing or offering materials) in accordance with the standard syndication processes of the Arrangers or customary market standards for dissemination of such type of information, which shall in any event require “click-through” or other affirmative actions on the part of recipient to access such information, (ii) to its officers, directors, employees, stockholders, partners, members, accountants, attorneys, agents, advisors and to actual or prospective assignees and participants directly involved in the Transactions on a confidential basis, (iii) as may be compelled in legal, judicial or administrative proceeding or as otherwise required by law or requested by a governmental authority (in which case such person agrees to the extent permitted under applicable law to inform you promptly thereof), (iv) to any rating agency on a confidential basis, (v) as requested by any state, federal or foreign authority or examiner regulating banks or banking, (vi) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter, or the transactions contemplated thereby or enforcement hereof and thereof, (vii) to any of its affiliates directly involved in the Transactions and on a confidential basis and (viii) to the extent such confidential information becomes publicly available (x) other than as a result of a breach of this provision or (y) to it from a source, other than the Borrower on a non-confidential basis, which it has no reason to believe has any confidentiality or fiduciary obligation to the Borrower with respect to such information; provided, that the foregoing obligations of the Commitment Parties shall remain in effect until the earlier of (i) one year from the date hereof and (ii) the execution and delivery of the Loan Documentation by the parties thereto, at which time any confidentiality undertaking in the Loan Documentation shall supersede the provisions in this paragraph.

9. Miscellaneous. This Commitment Letter shall not be assignable by you without our prior written consent (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons. We may assign our commitments and agreements hereunder, in whole or in part, to any of our respective affiliates (it being understood and agreed that no such assignment to an affiliate shall reduce the amount of our commitments hereunder or otherwise relieve, release or novate us from our obligations hereunder except as expressly provided for in Section 1 above) and, subject to the applicable requirements set forth in Sections 1 and 2 above, to any proposed Lender prior to the Closing Date, and not otherwise. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and us. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by electronic transmission (including in “.pdf” or “.tif” format) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Facilities and set forth the entire understanding of the parties with respect thereto. No individual has been authorized by any Commitment Party or its affiliates to make any oral or written statements that are inconsistent with this Commitment Letter or the Fee Letter.

Each of the parties hereto agrees that each of this Commitment Letter and the Fee Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including any obligation to negotiate

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the Loan Documentation in good faith (it being acknowledged and agreed that (x) the effectiveness and funding of the Revolving Credit Facility is subject to the conditions specified in Exhibit B of this Commitment Letter, (y) the effectiveness of the Term Loan Facility is subject to the conditions specified in Exhibit A of this Commitment Letter under “IV. Certain Conditions – Conditions to Term Loan Facility Effective Date” and (z) the funding of the Term Loan Facility is subject to the conditions precedent specified in the Conditions Precedent Exhibit, including the execution and delivery of the Term Loan Documentation by the Borrower and the Guarantors in a manner consistent with this Commitment Letter (including the Documentation Principles (as defined in Exhibit A))). It is understood and agreed that nothing contained in this Commitment Letter or the Fee Letter obligates you or any of your affiliates to consummate the Acquisition or draw down any portion of the Term Loan Facility.

The compensation, reimbursement, indemnification, confidentiality, syndication and clear market provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether the Loan Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or our commitments hereunder; provided, that your obligations under this Commitment Letter (other than (i) your obligations with respect to the syndication and clear markets provisions, which shall survive only until the earlier of (a) 90 days after the Closing Date and (b) the completion of syndication of the Facilities, and (ii) confidentiality, which shall terminate in accordance with Section 8 hereof) shall automatically terminate and be of no further force and effect (and be superseded by the Loan Documentation) on the date of execution of the Loan Documentation and you shall be released from all liability hereunder in connection therewith at such time. You may terminate our commitments hereunder at any time subject to the provisions of the immediately preceding sentence.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of this Commitment Letter and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter prior to 9:00 a.m. (New York City time) on April 25, 2017. If the Commitment Letter and Fee Letter have not been executed and returned as described in the preceding sentence by such earlier time, then the Commitment Parties’ offer hereunder shall terminate at such earlier time. After your execution and delivery to us of this Commitment Letter and the Fee Letter, our outstanding commitments with respect to the Facilities under this Commitment Letter shall automatically terminate upon the earliest to occur of (i) with respect to the Term Loan Facility, the execution and delivery of the Term Loan Documentation and, with respect to the Revolving Credit Facility, the execution and delivery of the Revolving Credit Facility Loan Documentation, (ii) December 25, 2017, unless, as applicable, the Term Loan Documentation or the Revolving Credit Facility Loan Documentation shall have been executed by such date, (iii) with respect to the Term Loan Facility, the closing of the Acquisition without the use of the Term Loan Facility and (iv) with respect to the Term Loan Facility, the abandonment by you of the Acquisition or the date of termination of your (or your applicable subsidiary’s) obligations under the Acquisition Documents to consummate the Acquisition in accordance with its terms (the earliest date in clauses (ii) through (iv) being the “Commitment Termination Date”); provided, that the termination of any commitment pursuant to this sentence does not prejudice your rights and remedies in respect of any breach of this Commitment Letter or the Fee Letter that occurred prior to any such termination.

[SIGNATURE PAGES FOLLOW]

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Subhalakshmi Ghosh-Kohli
Name: Subhalakshmi Ghosh-Kohli
Title: Authorized Signatory

[Signature Page to Apple Commitment Letter]

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Accepted and agreed to as of

the date first written above by:

TYSON FOODS, INC.

By:	/s/ Shawn Munsell
Name: Shawn Munsell
Title: Vice President and Treasurer

[Signature Page to Apple Commitment Letter]

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Exhibit A

TYSON FOODS, INC.

$1,800,000,000 SENIOR UNSECURED TERM LOAN FACILITY

$1,500,000,000 SENIOR UNSECURED REVOLVING CREDIT FACILITY

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

Term Loan Facility

Capitalized terms not otherwise defined herein shall have the same meaning as specified with respect thereto in the Commitment Letter to which this Exhibit A is attached.

I.	Parties

	Borrower:	Tyson Foods, Inc., a Delaware corporation (the “Borrower”).

Joint Lead Arrangers
	and Joint Bookrunners:	Morgan Stanley Senior Funding, Inc. (“MSSF”) and up to three additional lenders selected by the Borrower in consultation with MSSF (collectively in such capacities, the “Term Arrangers”).

	Term Administrative Agent:	MSSF (in such capacity, the “Term Administrative Agent”).

	Term Lenders:	A syndicate of banks and other financial institutions, but excluding any Disqualified Institution (the “Term Lenders”), arranged by the Term Arrangers in consultation with the Borrower.

II.	Term Loan Facility

	Facility:	A senior unsecured term loan facility (the “Term Loan Facility” and the term loans thereunder, the “Term Loans”) in the amount of $1,800,000,000; provided, that to the extent the Borrower obtains commitments under a farm credit facility on or before the Term Loan Facility Effective Date, the Term Loan Facility and the commitments thereunder shall be automatically reduced on a dollar-for-dollar basis by the aggregate amount of such farm credit facility commitments.

	Availability:	The Term Loans shall be made on the Closing Date. Any undrawn commitments under the Term Loan Facility (the “Term Commitments”) shall be automatically terminated on the earlier of the Closing Date (after giving effect to any funding of the Term Loans) and the Commitment Termination Date.

	Amortization and Maturity:	The Term Loans shall amortize at a quarterly rate of 2.50% of the initial principal amount of the Term Loans. The balance of the Term Loans shall mature and be payable in full on the date that is three years after the Closing Date.

	Guarantee:	(a) In the event that any direct or indirect subsidiary of the Borrower shall guarantee the Borrower’s Existing Revolving Facility or any Material Indebtedness (as defined in the Existing Revolving Facility) of the Borrower, such subsidiary shall also provide a guarantee of the Borrower’s obligations under the Term Loan Facility and (b) in the event that the Borrower guarantees any Material Indebtedness of the Target and/or any of its subsidiaries, the Target and such subsidiaries shall guarantee the Borrower’s obligations under the Term Loan Facility (any such subsidiaries, collectively, the “Guarantors” and, the Guarantors, together with the Borrower, the “Credit Parties”).

	Purpose:	The proceeds of the Term Loans shall be used to finance the Transactions and fees and expenses in connection therewith.

III.	Certain Payment Provisions

	Fees and Interest Rates:	As set forth on Annex I.

Optional Prepayments and
	Commitment Reductions:	Term Loans may be prepaid by the Borrower and Term Commitments may be reduced by the Borrower with prior written notice in minimum amounts of $2,500,000 (and integral multiples of $1,000,000 in excess thereof), in each case, without premium or penalty (other than customary break funding indemnification, on terms consistent with the Existing Revolving Facility); provided, that (i) any commitment reductions shall be allocated ratably among the Term Lenders and (ii) any prepayments of the Term Loans shall be allocated between the tranches of the Term Loans as directed by the Borrower. Term Loans prepaid may not be reborrowed.

	Mandatory Prepayments:	None.

IV.	Certain Conditions

Conditions to Term Loan
	Facility Effective Date:	The Term Loan Facility shall be effective on the Term Loan Facility Effective Date, subject to the satisfaction (or waiver) of the following conditions precedent:

(i) The Required Term Commitments have been obtained.

(ii)    Each party thereto shall have executed and delivered the Term Loan Documentation, consistent with the applicable terms of the Commitment Letter and taking into account the Documentation Principles; provided, that the Term Loan Documentation shall be on terms and in a form that would not (and shall not include any changes to the Existing Revolving Facility that would), in any case, impair the availability of the Term Loan Facility if the conditions set forth in the Conditions Precedent Exhibit were satisfied.

(iii)  The Term Lenders, the Term Administrative Agent, the Commitment Parties and the Term Arrangers shall have received all fees required to be paid and due on or before the Term Loan Facility Effective Date, and all expenses for which invoices have been presented at least 2 business days prior to the Term Loan Facility Effective Date, on or prior the Term Loan Facility Effective Date.

(iv)   The Term Lenders shall have received, at least 3 business days prior to the Term Loan Facility Effective Date, documentation required under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT ACT, to the extent reasonably requested by any Term Lender at least 10 business days prior to the Term Loan Facility Effective Date.

Conditions to
	Closing Date:	The Term Loan Facility shall be available on the Closing Date, subject to the satisfaction (or waiver) of the conditions precedent set forth in the Conditions Precedent Exhibit.

V.	Certain Documentation Matters

The Term Loan Documentation shall contain representations, warranties, covenants and events of default (including qualifications and exceptions), in each case, substantially consistent with the Existing Revolving Facility (except as otherwise specified herein) and otherwise customary for financings of this type or as otherwise agreed by the Borrower and the Term Arrangers (it being understood and agreed that the Term Loan Documentation shall: (a) not contain any representations and warranties, covenants and events of default that are not contained in the Existing Revolving Facility or as expressly set forth in this Term Sheet and be no less favorable to the Borrower and its subsidiaries than the corresponding provisions of the Existing Revolving Facility; (b) not be subject to any conditions to the availability and funding other than those conditions set forth in the Conditions Precedent Exhibit; and (c) give due regard to any changes to the Existing Revolving Facility as are required to reflect the Transactions and the operational and strategic requirements of the Borrower as a result of the Transactions as may be mutually and reasonably agreed (clauses (a) through (c), collectively, the “Documentation Principles”)).

Representations and
	Warranties:	Substantially the same as the Existing Revolving Facility, each to be made on the Term Loan Facility Effective Date and upon borrowing under the Term Loan Facility.

	Affirmative Covenants:	Substantially the same as the Existing Revolving Facility, and also consummation of the Merger as promptly as practicable following the consummation of the Tender Offer.

	Financial Covenants:	Limited to:

(a) a maximum debt to capitalization ratio of 0.60 to 1.00; and

(b) a minimum EBITDA to interest ratio of 3.75 to 1.00.

The above financial covenants shall be determined on a basis consistent with the corresponding financial covenants contained in the Existing Revolving Facility.

Negative Covenants:	Substantially the same as the Existing Revolving Facility.

Events of Default:	Substantially the same as the Existing Revolving Facility (giving effect to that certain waiver to the Existing Revolving Facility, dated as of January 27, 2017, in respect of the Philippines NLRC Award (as defined therein)).

Without limiting (and subject to) the conditions set forth in the Conditions Precedent Exhibit, the Term Lenders shall be permitted to terminate the Term Commitments only to the extent that an event of default for nonpayment under the Term Loan Facility, or a bankruptcy event with respect to the Borrower, is outstanding and continuing at such time; provided; that any termination of the Term Commitments for a nonpayment event of default shall require not less than 5 business days’ written notice to the Borrower. The acceleration of the Term Loans shall be permitted at any time after they have been funded only to the extent that an event of default is outstanding and continuing at such time.

Voting:	Amendments, waivers and consents with respect to the Term Loan Documentation shall require the approval of the Term Lenders (that are not “Defaulting Lenders”) holding not less than a majority of the aggregate amount of the Term Loans and Term Commitments, except that (a) the consent of each Term Lender affected thereby shall be required with respect to (i) reductions in the amount or extensions of the maturity of any Term Loan of such Term Lender, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof owing to such Term Lender, (iii) increases in the amount or extensions of the expiry date of such Term Lender’s Term Commitment and (iv) modifications to certain pro rata provisions of the Term Loan Documentation and (b) the consent of 100% of the Term Lenders shall be required (i) with respect to modifications to any of the voting percentages and (ii) to (A) permit any Credit Party to assign its rights under the Term Loan Documentation or (B) release any Guarantor from its guarantee obligations, in each case, except as otherwise permitted in the Term Loan Documentation.

The Term Loan Documentation shall contain customary provisions for replacing non-consenting Term Lenders in connection with amendments and waivers thereof requiring the consent of all Term Lenders or of all Term Lenders directly affected thereby so long as Term Lenders holding at least a majority of the aggregate amount of the Term Loans and unused Term Commitments shall have consented to such amendment or waiver.

Assignments and
Participations:	Term Lenders will be permitted to assign (other than to any Disqualified Institution), in minimum amounts of $5,000,000 (or if less, the total amount of their Term Commitments), all or a portion of their Term Loans and Term Commitments with the prior written consent (not to be unreasonably withheld) of (a) the Borrower, unless (i) the assignee is a Term Lender or an affiliate of a Term Lender or an Approved Fund (as defined in the Existing Revolving Facility) (each a “Lender Affiliate”), or (ii) (x) prior to the Closing Date, an event of default under the Term Loan Documentation for non-payment or bankruptcy has occurred and is continuing or (y) on or after the Closing Date, an event of default under the Term Loan Documentation has occurred and is continuing, and (b) the Term Administrative Agent, unless the assignee is a Lender Affiliate. Assignments will be by novation, i.e. assignees will succeed to the rights and obligations of the assigning Term Lenders. For the purposes of the foregoing, the Borrower shall be deemed to consent to any such proposed assignment unless it shall object thereto by written notice to the Term Administrative Agent within 10 business days of having received written notice thereof. Participations will be without restriction (other than that no participations can be made to Disqualified Institutions), and participants will be entitled to yield and increased cost protection to the same extent as (but no greater than) the participating Term Lenders. Voting rights of participants will be limited as set forth in the Existing Revolving Facility. The Term Administrative Agent shall not have any responsibility or obligation to determine whether any Term Lender or potential Term Lender is a Disqualified Institution and the Term Administrative Agent shall have no liability with respect to any assignment or participation made to a person that is a Disqualified Institution; it being understood that the Term Administrative Agent shall confirm that the requirements of any assignment documentation are satisfied. Promissory notes shall be issued under the Term Loan Facility only upon request.

Defaulting Lender:	The Term Loan Documentation shall contain “Defaulting Lender” provisions customary for facilities of this type.

Yield Protection:	The Term Loan Documentation will contain provisions (a) protecting the Term Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy, liquidity and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Term Lenders for “breakage costs” in connection with, among other things, any prepayment of Eurocurrency Loans on a day other than the last day of an interest period with respect thereto, in each case, substantially consistent with the Existing Revolving Facility. The Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III (and all requests, rules, guidelines or directives promulgated under each of the foregoing or issued in connection therewith) shall be deemed to be changes in law referred to in clause (a) above regardless of the date enacted, adopted or issued.

Expenses and
Indemnification:	The Borrower shall pay (a) all reasonable out-of-pocket expenses of the Term Administrative Agent and the Term Arrangers and their respective affiliates associated with the syndication of the Term Loan Facility and the preparation, execution, delivery and administration of the Term Loan Documentation and any amendment or waiver with respect thereto

(including the reasonable fees, disbursements and other charges of a single counsel selected by the Term Administrative Agent and of such special and local counsel, as the Term Administrative Agent may deem appropriate in its good faith discretion) and (b) all out-of- pocket expenses of the Term Administrative Agent and the Term Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Term Loan Documentation.

The Term Administrative Agent, the Term Arrangers and the Term Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the Term Loan Facility or the use or the proposed use of proceeds thereof (except to the extent found in a final nonappealable judgment by a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of the indemnified party); provided, that in connection therewith the Borrower shall only be responsible for the fees, charges and disbursements of a single counsel selected by the Term Administrative Agent and of such special and local counsel as the Term Administrative Agent may deem appropriate in its good faith discretion, except that if any indemnified person concludes that its interests conflict with those of other indemnified persons, the Borrower shall also be responsible for the fees, charges and disbursements of separate counsel for such indemnified person.

Governing Law and Forum:	State of New York; provided, that, notwithstanding the preceding sentence and the governing law provisions in the Term Loan Documentation, it is understood and agreed that the interpretation of (i) an “Acquired Business Material Adverse Effect” (as defined in the Conditions Precedent Exhibit) and whether an “Acquired Business Material Adverse Effect” has occurred, (ii) the accuracy of any representation made by the Acquired Business and whether as a result of any inaccuracy thereof you (or an affiliate) have the right (without regard to any notice requirement) to terminate your (or its) obligations (or to refuse to consummate the transactions) under the Acquisition Agreement and (iii) whether the transactions have been consummated in accordance with the terms of the Acquisition Agreement, in each case, shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware; provided, further, that, with respect to any suit, action or proceeding arising out of or relating to the Acquisition Agreement or the transactions contemplated thereby and which do not involve any claims by or against us or the Term Lenders or to which we or the Term Lenders are not otherwise a party, this sentence shall not override any jurisdiction provisions set forth in the Acquisition Agreement.

E.U. Bail-in Provisions:	The Term Loan Documentation will include customary “E.U. Bail-in” provisions.
Counsel to the
Term Administrative Agent
and the Term Arrangers:	Weil, Gotshal & Manges LLP.

Annex I to Exhibit A

Interest and Certain Fees

Interest Rate Options:	The Borrower may elect that the Term Loans bear interest at a rate per annum equal to (a) the ABR plus the Applicable Margin or (b) the Eurocurrency Rate plus the Applicable Margin.

As used herein:

“ABR” means, for any day, a rate per annum equal to the greatest of (i) the rate of interest publicly announced by MSSF as its prime rate in effect on such day at its principal office in New York City (the “Prime Rate”), (ii) the federal funds effective rate on such day plus 0.50% per annum and (iii) the Eurocurrency Rate for a one month interest period on such day (or if such day is not a business day, the immediately preceding business day) plus 1.00% per annum; provided, that, for the avoidance of doubt, the Eurocurrency Rate for any day shall be based on the rate appearing on the Reuters LIBOR 01 page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the ABR due to a change in the Prime Rate, the federal funds effective rate or the Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the federal funds effective rate or the Eurocurrency Rate, respectively. Term Loans bearing interest based upon the ABR will be available on same-day notice if requested by 12:00 p.m., New York City time.

“Applicable Margin” means a spread based upon the Applicable Ratings (as defined below), as set forth in the table appearing at the end of this Annex I.

“Eurocurrency Rate” means the rate at which deposits in the London interbank market in U.S. dollars for one, two, three or six months, as selected by the Borrower, are quoted on the Reuters LIBOR 01 page (or on any successor or substitute page of such page); provided, that the Eurocurrency Rate will in any event be deemed to be not less than 0.00% per annum. The applicable Eurocurrency Rate will be adjusted for U.S. statutory reserve requirements for eurocurrency liabilities, if any (presently zero).

The “Applicable Ratings” in effect at any time shall be (1) the Facility Ratings (as defined below), if available from each of S&P, Moody’s and Fitch, and (2) if the Facility Ratings are not available from each rating agency, the Corporate Ratings (as defined below).

The “Corporate Ratings” in effect at any time shall be (1) the Borrower’s corporate credit rating (or at any time when there is no corporate credit rating in effect, the Borrower’s Index Rating (as defined below)) from S&P, (2) the Borrower’s corporate family rating (or at any time when

Annex I-1 to Exhibit A

there is no corporate family rating in effect, the Borrower’s Index Rating) from Moody’s and (3) the Borrower’s issuer default rating (or at any time when there is no issuer default rating in effect, the Borrower’s Index Rating) from Fitch.

The “Index Rating” means, for any rating agency at any time, the rating then in effect from such rating agency applicable to the Borrower’s senior, unsecured, non-credit enhanced (other than by guarantees of subsidiaries that also guarantee the obligations under the Term Loan Facility) long-term debt for borrowed money.

The “Facility Ratings” in effect at any time shall be the ratings of the Term Loan Facility, if any, from S&P, Moody’s and Fitch.

Interest Payment Dates:	In the case of Term Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears.

In the case of Term Loans bearing interest based upon the Eurocurrency Rate (“Eurocurrency Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:	The Borrower shall pay, or cause to be paid, commitment fees (the “Commitment Fees”) to each Term Lender calculated at a rate per annum equal to 15 basis points on the daily average undrawn Term Commitments of such Term Lender, accruing during the period commencing on the Term Loan Facility Effective Date, payable quarterly in arrears and upon final repayment or termination of the Term Commitments.

Default Rate:	At any time when any Credit Party is in default in the payment of any amount of principal due under the Term Loan Facility, the overdue amount shall accrue interest at 2.00% above the rate otherwise applicable thereto. Upon any payment default in connection with overdue interest, fees and other amounts, such overdue amounts shall accrue interest at 2.00% above the rate applicable to ABR Loans.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

Annex I-2 to Exhibit A

TYSON FOODS, INC.

PRICING GRID

Applicable Margin Term Loans
Applicable Ratings (S&P, Moody’s and Fitch)	ABR Loans	Eurocurrency Loans
Rating Level 1: ≥ A-/A3/A-	0 bps	100.0 bps
Rating Level 2: BBB+/Baa1/BBB+	12.5 bps	112.5 bps
Rating Level 3: BBB/Baa2/BBB	25.0 bps	125.0 bps
Rating Level 4: BBB-/Baa3/BBB-	50.0 bps	150.0 bps
Rating Level 5: ≤ BB+/Ba1/BB+	75.0 bps	175.0 bps

In the event of split Rating Levels, the Applicable Margin will be based upon the Rating Level in effect for two of the rating agencies, or, if all three rating agencies have different Rating Levels, then the Applicable Margin will be based upon the Rating Level that is between the Rating Levels of the other two rating agencies.

Annex I-3 to Exhibit A

Exhibit B

TYSON FOODS, INC. $1,800,000,000 SENIOR UNSECURED TERM LOAN FACILITY

$1,500,000,000 SENIOR UNSECURED REVOLVING CREDIT FACILITY

Summary of Principal Terms and Conditions

Revolving Credit Facility

Capitalized terms not otherwise defined herein shall have the same meaning as specified with respect thereto in the Commitment Letter to which this Exhibit B is attached.

I.	Parties

	Borrower:	Tyson Foods, Inc., a Delaware corporation (the “Company”) and certain subsidiaries of the Company designated by the Company under procedures substantially the same as those set forth in the Existing Revolving Facility (the “Subsidiary Borrowers” and, together with the Company, the “Borrowers”).

	Joint Lead Arrangers and Joint Bookrunners:	Morgan Stanley Senior Funding, Inc. (“MSSF”) and up to six additional lenders selected by the Company in consultation with MSSF (collectively in such capacities, the “Revolving Arrangers”).

	Revolving Administrative Agent:	JPMorgan Chase Bank, N.A. or another lender selected by the Company in consultation with MSSF (in such capacity, the “Revolving Administrative Agent”).

	Revolving Lenders:	Lenders under the Existing Revolving Facility and/or a syndicate of banks and other financial institutions, but excluding any Disqualified Institution (the “Revolving Lenders”), arranged by the Revolving Arrangers in consultation with the Company.
II.	Revolving Credit Facility

Type and Amount of Revolving Credit Facility:

A senior unsecured revolving credit facility (the “Revolving Credit Facility”; the commitments thereunder, the “Revolving Commitments”; and the loans thereunder, the “Revolving Loans”) in the initial amount of $1,500,000,000.

Incremental Revolving Commitments:

Consistent with the Existing Revolving Facility, the Company may from time to time request one or more increases in the amount of the Revolving Commitments (each such increase, an “Incremental Revolving Commitment”) on terms and conditions consistent with those set forth in Section 2.05 of the Existing Revolving Facility (including absence of a default and material accuracy of representations and warranties); provided, that the aggregate amount of all Incremental Revolving Commitments established after the Closing Date shall not exceed $500,000,000.

	Letters of Credit:	A portion of the Revolving Credit Facility not in excess of $500,000,000 will be available for the issuance of letters of credit (the “Letters of Credit”) in U.S. dollars by the Revolving Administrative Agent and certain other Revolving Lenders (each of which will agree to issue letters of credit in aggregate amounts to be determined) or any other Revolving Lender designated from time to time for such purpose by the Company and acceptable to the Revolving Administrative Agent, or any affiliate thereof, that agrees to act in such capacity (each, an “Issuing Lender”). No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance and (b) five business days prior to the Revolving Credit Termination Date (as defined below); provided, that (i) any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above and shall be subject to clause (ii) in the case of any renewal that would extend the maturity beyond the fifth business day prior to the Revolving Credit Termination Date) under customary “evergreen” provisions and (ii) in the case of the issuance, renewal, extension or amendment of any Letter of Credit having a maturity beyond the fifth business day prior to the Revolving Credit Termination Date, the Issuing Lender shall have consented to such maturity date in writing prior to such issuance, renewal, extension or amendment and the Company shall be required to cash collateralize such Letter of Credit not later than the fifth business day prior to the Revolving Credit Termination Date (and in the event the Company shall fail to post such cash collateral for any Letter of Credit, the Revolving Lenders shall be irrevocably and unconditionally obligated to make Revolving Loans to the Company the proceeds of which will be applied to cash collateralize such Letter of Credit).

Drawings under any Letter of Credit shall be reimbursed by the applicable Borrower (whether with its own funds or with the proceeds of Revolving Loans) on the same (or, to the extent that notice of drawing is received after 10:00 a.m., New York City time, the next) business day. To the extent that such Borrower does not so reimburse the Issuing Lender thereof, the Revolving Lenders under the Revolving Credit Facility shall be irrevocably and unconditionally obligated to reimburse such Issuing Lender on a pro rata basis.

Swingline Loans:	A portion of the Revolving Credit Facility not in excess of $50,000,000 shall be available for short-term borrowings (the “Swingline Loans”) from the Revolving Administrative Agent (in such capacity, the “Swingline Lender”) on same-day notice. Any such Swingline Loans will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. Upon notice from the Swingline Lender, Revolving Lenders will be irrevocably and unconditionally obligated to purchase participations in any Swingline Loan pro rata in accordance with their Revolving Commitments under the Revolving Credit Facility. All outstanding Swingline Loans shall be repaid or refinanced with Revolving Loans at least weekly.

Availability:	The Revolving Credit Facility will be available for borrowings by the Borrowers in U.S. dollars on a revolving basis during the period commencing on the Revolving Credit Facility Effective Date and ending on the Revolving Credit Termination Date.

Maturity:	The fifth anniversary of the Revolving Credit Facility Effective Date (the “Revolving Credit Termination Date”).

Guarantee:	Each Subsidiary (as defined in the Existing Revolving Facility) of the Borrower (including, without limitation, following the Closing Date, the Acquired Business) that guarantees, or is required to guarantee, the Existing Revolving Facility shall guarantee all obligations under the Revolving Credit

Facility. Each such guarantor of the Revolving Credit Facility is referred to herein as a “Guarantor” and, the Guarantors, together with the Borrowers, the “Credit Parties”.

	Purpose:	The proceeds of the Revolving Loans and Letters of Credit shall be used for general corporate purposes of the Company and its subsidiaries, including backstopping commercial paper issuances (including in connection with acquisitions).

III.	Certain Payment Provisions

	Fees and Interest Rates:	As set forth on Annex I.

Optional Prepayments and Commitment Reductions:

Revolving Loans may be prepaid by the Borrowers and Revolving Commitments may be reduced by the Company with prior written notice in minimum amounts consistent with those set forth in the Existing Revolving Facility, in each case, without premium or penalty (other than customary break funding indemnification, on terms consistent with the Existing Revolving Facility).

IV.	Certain Conditions

	Conditions to Revolving Credit Facility Effective Date:	The Revolving Credit Facility shall be effective on the Revolving Credit Facility Effective Date, subject to the satisfaction (or waiver) of the following conditions precedent:

(i) The Required Revolving Commitments have been obtained.

(ii)    Each party thereto shall have executed and delivered the Revolving Credit Facility Loan Documentation, consistent with the applicable terms of the Commitment Letter and taking into account the Documentation Principles.

(iii)  The Revolving Lenders, the Revolving Administrative Agent, the Commitment Parties and the Revolving Arrangers shall have received all fees required to be paid and due on or before the Revolving Credit Facility Effective Date, and all expenses for which invoices have been presented at least 2 business days prior to the Revolving Credit Facility Effective Date, on or prior the Revolving Credit Facility Effective Date.

(iv)   The Revolving Lenders shall have received, at least 3 business days prior to the Term Loan Facility Effective Date, documentation required under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT ACT, to the extent reasonably requested by any Revolving Lender at least 10 business days prior to the Revolving Credit Facility Effective Date.

(v)    The Revolving Administrative Agent shall have received: (a) legal opinions from such counsel to the Borrowers as may be reasonably required by the Revolving Administrative Agent, (b) corporate organizational documents, good standing certificates (to the extent applicable in the jurisdiction of organization of the Borrowers and the Guarantors) and secretary certificates and officer certificates,

(c) certificates from the chief financial officer or other officer of equivalent duties of the Company demonstrating the solvency (on a consolidated basis) of the Company and its subsidiaries as of the Revolving Credit Facility Effective Date, on a pro forma basis for the Transactions and (d) corporate or other applicable resolutions with respect to the Borrowers and the Guarantors approving the Transactions, in the case of each of the items specified in clauses (a) through (d), as is customary for transactions of this type and, to the extent applicable, in substantially the same form as used in the Existing Revolving Facility (as revised to give effect to the Commitment Letter).

(vi)   The representations and warranties shall be true and correct as of the Revolving Credit Facility Effective Date and no default or event of default shall have occurred and be continuing as of the Revolving Credit Facility Effective Date.

	On-Going Conditions:	Conditions to the availability under the Revolving Credit Facility on and following the Revolving Credit Facility Effective Date shall be substantially similar to the Existing Revolving Facility.

V.	Certain Documentation Matters

The Revolving Credit Facility Loan Documentation shall contain representations, warranties, covenants and events of default (including qualifications and exceptions), in each case, substantially consistent with the Existing Revolving Facility (except as otherwise specified herein) and otherwise customary for financings of this type or as otherwise agreed by the Company and the Revolving Arrangers (it being understood and agreed that the Revolving Credit Facility Loan Documentation shall: (a) not contain any representations and warranties, covenants and events of default that are not contained in the Existing Revolving Facility or as expressly set forth in this Term Sheet and be no less favorable to the Company and its subsidiaries than the corresponding provisions of the Existing Revolving Facility; (b) not be subject to any conditions to the availability and funding other than those conditions set forth in this Term Sheet; and (c) give due regard to any changes to the Existing Revolving Facility as are required to reflect the Transactions and the operational and strategic requirements of the Company as a result of the Transactions as may be mutually and reasonably agreed (clauses (a) through (c), collectively, the “Documentation Principles”)).

	Representations and Warranties:	Substantially the same as the Existing Revolving Facility, each to be made on the Revolving Credit Facility Effective Date and upon each borrowing under the Revolving Credit Facility.

	Affirmative Covenants:	Substantially the same as the Existing Revolving Facility, and to include a modification to the use of proceeds covenant to be agreed.

	Financial Covenants:	Limited to:

(a) a maximum debt to capitalization ratio of 0.60 to 1.00; and

(b) a minimum EBITDA to interest ratio of 3.75 to 1.00.

The above financial covenants shall be determined on a basis consistent with the corresponding financial covenants contained in the Existing Revolving Facility.

Negative Covenants:	Substantially the same as the Existing Revolving Facility and to include a modification to the subsidiary indebtedness covenant to be agreed.

Events of Default:	Substantially the same as the Existing Revolving Facility (giving effect to that certain waiver to the Existing Revolving Facility, dated as of January 27, 2017, in respect of the Philippines NLRC Award (as defined therein)).

Voting:	Substantially the same as the Existing Revolving Facility.

Assignments and Participations:	Substantially the same as the Existing Revolving Facility.

Defaulting Lender:	Substantially the same as the Existing Revolving Facility.

Yield Protection:	Substantially the same as the Existing Revolving Facility.

Expenses and Indemnification:	Substantially the same as the Existing Revolving Facility.

Governing Law and Forum:	State of New York.

E.U. Bail-in Provisions:	The Revolving Credit Facility Loan Documentation will include customary “E.U. Bail-in” provisions.

Counsel to the Revolving Administrative Agent and the Revolving Arrangers:	Weil, Gotshal & Manges LLP.

Annex I to Exhibit B

Interest and Certain Fees

Interest Rate Options:	The Borrower may elect that the Revolving Loans bear interest at a rate per annum equal to (a) the ABR plus the Applicable Margin or (b) the Eurocurrency Rate plus the Applicable Margin.

As used herein:

“ABR” means, for any day, a rate per annum equal to the greatest of (i) the rate of interest publicly announced by the Revolving Administrative Agent as its prime rate in effect on such day at its principal office in New York City (the “Prime Rate”), (ii) the federal funds effective rate on such day plus 0.50% per annum and (iii) the Eurocurrency Rate for a one month interest period on such day (or if such day is not a business day, the immediately preceding business day) plus 1.00% per annum; provided, that, for the avoidance of doubt, the Eurocurrency Rate for any day shall be based on the rate appearing on the Reuters LIBOR 01 page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the ABR due to a change in the Prime Rate, the federal funds effective rate or the Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the federal funds effective rate or the Eurocurrency Rate, respectively. Revolving Loans bearing interest based upon the ABR will be available on same-day notice if requested by 12:00 p.m., New York City time.

“Applicable Margin” means a spread based upon the Applicable Ratings (as defined below), as set forth in the table appearing at the end of this Annex I.

“Eurocurrency Rate” means the rate at which deposits in the London interbank market in U.S. dollars for one, two, three or six months, as selected by the Company, are quoted on the Reuters LIBOR 01 page (or on any successor or substitute page of such page); provided, that the Eurocurrency Rate will in any event be deemed to be not less than 0.00% per annum. The applicable Eurocurrency Rate will be adjusted for U.S. statutory reserve requirements for eurocurrency liabilities, if any (presently zero).

The “Applicable Ratings” in effect at any time shall be (1) the Facility Ratings (as defined below), if available from each of S&P, Moody’s and Fitch, and (2) if the Facility Ratings are not available from each rating agency, the Corporate Ratings (as defined below).

The “Corporate Ratings” in effect at any time shall be (1) the Borrower’s corporate credit rating (or at any time when there is no corporate credit rating in effect, the Borrower’s Index Rating (as defined below)) from S&P, (2) the Borrower’s corporate family rating (or at any time when there is no corporate family rating in effect, the Borrower’s Index Rating) from Moody’s and (3) the Borrower’s issuer default rating (or at any time when there is no issuer default rating in effect, the Borrower’s Index Rating) from Fitch.

The “Index Rating” means, for any rating agency at any time, the rating then in effect from such rating agency applicable to the Borrower’s senior, unsecured, non-credit enhanced (other than by guarantees of subsidiaries that also guarantee the obligations under the Term Loan Facility) long-term debt for borrowed money.

The “Facility Ratings” in effect at any time shall be the ratings of the Term Loan Facility, if any, from S&P, Moody’s and Fitch.

Annex I-1 to Exhibit B

Interest Payment Dates:	In the case of Revolving Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears.

In the case of Revolving Loans bearing interest based upon the Eurocurrency Rate (“Eurocurrency Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Facility Fees:	Facility Fees (the “Facility Fees”) will accrue and be payable to the Revolving Lenders on the aggregate commitments under the Revolving Credit Facility, whether used or unused (and on Revolving Loans and Letters of Credit outstanding under the Revolving Credit Facility after the Revolving Credit Termination Date or any earlier termination of the Revolving Commitments), commencing on the Revolving Credit Facility Effective Date, and will be payable in arrears at the end of each calendar quarter and at maturity. The rates at which the Facility Fees accrue will be based upon the Applicable Ratings, as set forth in the table appearing at the end of this Annex I.

Default Rate:	At any time when any Credit Party is in default in the payment of any amount of principal (in the case of any Letter of Credit, any reimbursement obligation) due under the Revolving Credit Facility, the overdue amount shall accrue interest at 2.00% above the rate otherwise applicable thereto. Upon any payment default in connection with overdue interest, fees and other amounts, such overdue amounts shall accrue interest at 2.00% above the rate applicable to ABR Loans.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

Annex I-2 to Exhibit B

TYSON FOODS, INC.

PRICING GRID

Applicable Margin Revolving Loans
Applicable Ratings (S&P, Moody’s and Fitch)	ABR Loans	Eurocurrency Loans	Facility Fee
Rating Level 1: A-/A3/A- or above	0.0 bps	90.0 bps	10.0 bps
Rating Level 2: BBB+/Baa1/BBB+	0.0 bps	100.0 bps	12.5 bps
Rating Level 3: BBB/Baa2/BBB	10.0 bps	110.0 bps	15.0 bps
Rating Level 4: BBB-/Baa3/BBB-	30.0 bps	130.0 bps	20.0 bps
Rating Level 5: ≤ BB+/Ba1/BB+	50.0 bps	150.0 bps	25.0 bps

In the event of split Rating Levels, the Facility Fee and the Applicable Margin will be based upon the Rating Level in effect for two of the rating agencies, or, if all three rating agencies have different Rating Levels, then the Facility Fee and the Applicable Margin will be based upon the Rating Level that is between the Rating Levels of the other two rating agencies.

Annex I-3 to Exhibit B

Exhibit C

TYSON FOODS, INC.

$1,800,000,000 SENIOR UNSECURED TERM LOAN FACILITY

$1,500,000,000 SENIOR UNSECURED REVOLVING CREDIT FACILITY

Conditions Precedent to Availability of the Term Loans

Capitalized terms not otherwise defined herein shall have the same meaning as specified with respect thereto in the Commitment Letter to which this Exhibit C is attached.

The Term Commitments of the Term Lenders in respect of the Term Loan Facility and the extension of credit thereunder shall be conditioned solely upon the satisfaction (or waiver) of the following conditions precedent on or before the Commitment Termination Date:

1. The negotiation, execution and delivery by the Borrower of the definitive documentation for the Term Loan Facility, consistent with the applicable terms of the Commitment Letter and taking into account the Documentation Principles (the “Term Loan Documentation”); provided, that the Term Loan Documentation shall be on terms, in a form and not include any changes to the Existing Revolving Facility that would, in any case, impair the availability or effectiveness of the Term Loan Facility if the conditions set forth in this Exhibit B are satisfied.

2. The Acquisition Agreement, in form and substance reasonably satisfactory to the Term Arrangers (it being agreed that the execution version of the Acquisition Agreement provided to the Term Arrangers on the date of the Commitment Letter prior to its execution thereof is satisfactory to the Term Arrangers), shall have been executed by the parties thereto. The conditions to the Tender Offer (as set forth in the Acquisition Agreement (the “Offer Conditions”)) shall have been satisfied or (subject to the following) waived in accordance with the terms and conditions of the Acquisition Agreement, and no provision of the Acquisition Agreement or any other Acquisition Document (including the Offer Conditions) shall have been waived, amended, supplemented or otherwise modified, and no consent or request by the Borrower or any of its subsidiaries shall have been provided thereunder, in each case, which is materially adverse to the interests of the Commitment Parties without the Term Arrangers’ prior written consent (such consent not to be unreasonably withheld, delayed or conditioned). Without limiting the foregoing, it is understood that any modification or waiver under the Acquisition Documents with respect to the minimum acceptance condition for the Target Shares shall be considered materially adverse to the interests of the Commitment Parties.

3. The Term Arrangers shall have received, to the extent required by them, (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its subsidiaries for the last three full fiscal years ended at least 60 days prior to the Closing Date, and unaudited consolidated and (to the extent available) consolidating balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its subsidiaries for each subsequent fiscal quarterly interim period or periods ended at least 40 days prior to the Closing Date (and the corresponding period(s) of the prior fiscal year), which shall have been reviewed by the independent accountants for the Borrower as provided in Statement of Auditing Standards No. 100; (ii) to the extent provided to the Borrower by the Target, as otherwise publicly available prior to the Closing Date or as would be required by Rule 3-05 and Article 11 of Regulation S-X to be filed on a Form 8-K, regardless of the timing of such filing, audited consolidated annual financial statements of the Acquired Business as well as unaudited interim consolidated financial statements of the Acquired Business (which shall have been reviewed by the independent accountants for the Acquired Business as provided in Statement on Auditing Standards No. 100) and (iii) if, and to the extent required by Rule 3-05 of Regulation S-X, customary pro forma financial statements of the Borrower which meet the requirements of Regulation S-X under the Securities Act and all other accounting rules and regulations of the SEC promulgated thereunder and required to be included in a Registration Statement under such Act on Form S-3.

4. The Term Lenders, the Term Administrative Agent, the Commitment Parties and the Term Arrangers shall have received all fees required to be paid and due on the Closing Date, and all expenses for which invoices have been presented at least 2 business days prior to the Closing Date, on or prior the Closing Date.

5. The Term Administrative Agent shall have received: (A) (i) legal opinions from such counsel to the Borrower as may be reasonably required by the Term Administrative Agent, (ii) corporate organizational documents, good standing certificates (to the extent applicable in the jurisdiction of organization of the Borrower and any Guarantors) and secretary certificates and officer certificates, (iii) certificates from the chief financial officer or other officer of equivalent duties of the Borrower demonstrating the solvency (on a consolidated basis) of the Borrower and its subsidiaries as of the Closing Date, on a pro forma basis for the Transactions, substantially in the form of Exhibit D to this Commitment Letter, (iv) corporate or other applicable resolutions with respect to the Borrower and any Guarantors approving the Transactions, and (v) borrowing notices, each of the items specified in clauses (a)(i) through (a)(v) as is customary for transactions of this type and, to the extent applicable, in substantially the same form as used in the Existing Revolving Facility (as revised to give effect to this Commitment Letter); and (B) at least 3 business days prior to the Closing Date, documentation required under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT ACT, to the extent reasonably requested by any Term Lender at least 10 business days prior to the Closing Date and not previously provided prior to the Term Loan Facility Effective Date.

6. The following representations shall be true and correct as of the Closing Date: (i) the representations made by or on behalf of the Acquired Business in the Acquisition Agreement that are material to the interests of the Term Lenders (in their capacities as such), but only to the extent that the Borrower (or a subsidiary) has the right to terminate its obligations to consummate the Acquisition under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below), it being understood that the Term Commitments of the Term Lenders in respect of the Term Loan Facility and the extensions of credit thereunder on the Closing Date shall not be conditioned on the accuracy or correctness of any representation or warranty other than as set forth in this paragraph 6. For purposes hereof, “Specified Representations” means the representations and warranties in the form of the Existing Revolving Facility relating to (a) corporate existence and power, (b) corporate authorization and enforceability of the Term Loan Documentation, (c) no contravention of the Term Loan Documentation with organizational documents, material law or any agreement or instrument governing Material Indebtedness (as defined in the Existing Revolving Facility) of the Borrower, (d) Federal Reserve margin regulations, (e) the Investment Company Act and (f) OFAC, FCPA and Patriot Act. There shall not have occurred and be continuing any default or event of default under the Term Loan Documentation with respect to (i) nonpayment under the Term Loan Facility, (ii) breach of covenants with respect to maintaining the Borrower’s corporate existence, indebtedness, liens or fundamental changes, (iii) failure to pay Material Indebtedness when due and (iv) bankruptcy events with respect to the Borrower.

7. (A) Since December 31, 2016 through the date of the Commitment Letter, there not having occurred any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, an Acquired Business Material Adverse Effect (as defined below) and (B) since the date of the Commitment Letter, there not having occurred any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, an Acquired Business Material Adverse Effect. For the purposes hereof, “Acquired Business Material Adverse Effect” shall mean any event, circumstance, change, occurrence, development or effect that has or would reasonably be expected to result in a material adverse change in, or material adverse effect on, (a) the financial condition, business, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company to consummate the transactions contemplated hereby on or before the End Date; provided, however, that for purposes of clause (a) an “Acquired Business Material Adverse Effect” shall not include any event, circumstance, change, occurrence, development or effect to the extent arising after the date hereof and resulting from or arising in connection with (i) conditions generally affecting the industries in which the Company and its Subsidiaries operate, (ii) general economic, political or financial or securities market conditions, (iii) the announcement of the Acquisition Agreement or the pendency of the transactions contemplated thereby (including any resulting loss or departure of officers or other employees of the Company or any of its Subsidiaries, or the termination, reduction (or potential reduction) or any other resulting negative development in the Company’s or any of its Subsidiaries’ relationships with any of its customers, suppliers, distributors or other business partners), (iv) natural disasters, acts of war, terrorism or sabotage, military actions or the escalation thereof, earthquakes, hurricanes, tornadoes or other natural disasters or other force majeure events, (v) changes in GAAP, in the interpretation of GAAP, in the accounting rules and regulations of the SEC, or changes in Applicable Law, (vi) the taking of any action by the Company or any Subsidiary of the Company to the extent the taking of such action is expressly required by this Agreement or such action was taken at the written request of Parent or Merger Sub (provided that this clause (vi) shall not apply to the representations and warranties that, by their terms, speak specifically of the consequences arising out of the execution or performance of the Acquisition Agreement or the consummation of the transactions contemplated thereby), (vii) any Action arising out of, resulting from or related to the transactions contemplated in the Acquisition Agreement (other than an Action alleging any breach of any fiduciary duty) or any demand, action, claim or proceeding for appraisal of any Shares pursuant to Delaware Law in connection therewith, or (viii) any decrease or decline in the market price or trading volume of the Shares or any failure by the Company to meet any projections, forecasts or revenue or earnings predictions of the Company or of any securities analysts (provided that, in the case of this clause (viii), the underlying cause of any such decrease, decline, or failure may be taken into account in determining whether an Acquired Business Material Adverse Effect has occurred except to the extent otherwise excluded pursuant to another clause in this definition), except, in the case of clauses (i), (ii), (iv), and (v), to the extent that such event, circumstance, change, occurrence, development or effect disproportionately affects the Company and its Subsidiaries, taken as a whole, relative to other Persons engaged in the same industries in which the Company operates, in which case, to the extent not otherwise excluded pursuant to another clause of this definition, such disproportionate effects and the events and circumstances underlying such disproportionate effects may be taken into account in determining whether an “Acquired Business Material Adverse Effect” has occurred. In this paragraph, (i) each reference to the “Acquisition Agreement” shall mean the Acquisition Agreement in the form provided to the Term Arrangers prior to its execution of the Commitment Letter and (ii) each capitalized term that is not defined in any other provision of the Commitment Letter shall have the meaning given to such term in the Acquisition Agreement in such form.

Exhibit D

TYSON FOODS, INC.

$1,800,000,000 SENIOR UNSECURED TERM LOAN FACILITY

$1,500,000,000 SENIOR UNSECURED REVOLVING CREDIT FACILITY

Form of Solvency Certificate

[●][●], 20[●]

This Solvency Certificate is being executed and delivered pursuant to Section [•] of that certain [credit agreement], dated as of [●][●], 20[●] (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined).

I, [●], the [Chief Financial Officer/equivalent officer] of the Borrower, in such capacity and not in an individual capacity, hereby certify as follows:

1.	I am generally familiar with the businesses and assets of the Borrower and its subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement; and

2.	as of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions, that, (i) the sum of the debt (including contingent liabilities) of the Borrower and its subsidiaries, taken as a whole, does not exceed the fair value of the present assets of the Borrower and its subsidiaries, taken as a whole; (ii) the present fair saleable value of the assets of the Borrower and its subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of the Borrower and its subsidiaries, taken as a whole, on their debts as they become absolute and matured; (iii) the capital of the Borrower and its subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower or its subsidiaries, taken as a whole, contemplated as of the date hereof; and (iv) the Borrower and its subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

[Remainder of page intentionally left blank]

D-1

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
Name: [●]
Title: [Chief Financial Officer/equivalent officer]

D-2